Exhibit 107

Calculation of Filing Fee Tables

From S-8

(Form Type)

Casa Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	2,750,000(2)	$1.08	$2,970,000.00	0.00011020	$327.29

Total Offering Amounts					$2,970,000.00		$327.29

Total Fee Offsets							—

Net Fee Due							$327.29

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of shares of the Registrant’s common stock, par value $0.001 per shares (the “Common Stock”), which may become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock

(2)

Represents shares of the Registrant’s Common Stock issuable upon the vesting of restricted stock units granted to Michael Glickman as an inducement material to entry into employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

(3)

Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the Registrant’s Common Stock, as reported on the Nasdaq Global Select Market on July 25, 2023.